Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD 2006 RESULTS AND 2007 GUIDANCE

NEW ANNUAL RECORDS SET FOR DISTRIBUTABLE CASH FLOW,

OPERATING INCOME AND NET INCOME

RADNOR, PA (BusinessWire) February 14, 2006 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record annual distributable cash flow of $100.2 million for 2006, an increase of 17 percent over the $85.5 million reported for 2005. Operating income for 2006 was a record $102.8 million, compared to $78.1 million for 2005. Net income for 2006 was a record $73.9 million, or $1.56 per limited partner unit, compared to net income of $51.2 million, or $1.22 per limited partner unit, for 2005. Adjusted net income per basic and diluted limited partner unit was $1.63 in 2006, compared to $1.22 in 2005. A reconciliation of distributable cash flow, adjusted net income per limited partner unit and other non-GAAP financial measures appears in the financial tables later in this release.

The increase in net income was primarily attributable to: (i) increased coal segment revenues resulting from acquisitions, higher lessee production, higher commodity prices, and increased coal services revenue; (ii) increased natural gas midstream processing margin resulting from higher average daily inlet volumes, higher unit processing margins and a full year 2006 contribution from PVR’s natural gas midstream business, which was acquired in the first quarter of 2005; and (iii) reduced loss on derivatives. The increase in net income was reduced by: (i) increased interest expense; (ii) increased general and administrative expense; and (iii) increased depreciation, depletion and amortization expense.

For the fourth quarter of 2006, distributable cash flow was $25.1 million, an increase of 14 percent over $22.1 million for the fourth quarter of 2005. Operating income was $25.4 million in the fourth quarter of 2006 as compared to $20.9 million in the fourth quarter of 2005. Net income was $21.0 million, or $0.41 per limited partner unit, for the fourth quarter of 2006, compared with net income of $14.4 million, or $0.33 per limited partner unit, for the fourth quarter of 2005. Adjusted net income per basic and diluted limited partner unit was $0.43 in the fourth quarter of 2006, compared to $0.33 in the fourth quarter of 2005. As was the case with the full-year results for 2006, the increases in the fourth quarter 2006 results were primarily due to increased coal segment revenues and increased natural gas midstream revenue segment processing margin, as well as a gain on derivatives in the fourth quarter of 2006 as compared to a loss on derivatives in the prior year and a decline in general and administrative expense. The increase in fourth quarter 2006 net income was reduced by increased interest expense and increased depreciation, depletion and amortization expenses.

Cash Distribution

As previously announced, PVR today paid to unitholders of record as of February 5, 2007 a quarterly cash distribution covering the period from October 1 through December 31, 2006, in the amount of $0.40 per unit, or an annualized rate of $1.60 per unit. This distribution is unchanged from the distribution of $0.40 per unit, or an annualized rate of $1.60, for the third quarter of 2006 and a 14 percent increase over the $0.35 per unit distribution for the fourth quarter of 2005.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “By nearly any measure 2006 was a successful year, setting new highs for distributable cash flow, operating income and net income. PVR increased quarterly distributions during 2006 on three separate occasions as a reflection of its strong results during the year and solid financial position.

“During 2006, worldwide and domestic demand for coal continued to be strong, although coal prices began to decline from their highs during the fourth quarter. Nevertheless, we believe the decline in coal prices will primarily impact operations which have a high cost structure, and also businesses which do not have long-term contractual prices in place. In PVR’s case, most of our lessees are lower-cost operators with long-term contracts for the majority of their production.

“Relatively high natural gas prices helped keep coal firmly entrenched as the fuel of choice for domestic electricity generation during 2006. Benefiting from strong coal pricing, PVR’s average royalties per ton in 2006 were nine percent higher than in 2005. We completed three coal reserve acquisitions during 2006, adding approximately 96 million tons of coal for a total acquisition cost of approximately $76 million. Approximately 74 million of those tons consist of high quality coal located in central Appalachia, where we have owned coal reserves since 1882. Approximately 22 million tons of the coal we acquired is in the western Kentucky portion of the Illinois Basin. We view the Illinois Basin as a growth area due to its proximity to power plants and because we expect future environmental regulations will require scrubbing of most coals, including lower sulfur coals from other basins. We expect to continue to diversify our coal reserve holdings into this and other domestic basins in the future.

“Our natural gas gathering and processing business located in Texas and Oklahoma, which we operate as PVR Midstream, provided the Partnership with significant additional distributable cash flow and operating income in 2006. Approximately half of PVR’s increase in operating income came as a result of the contribution from PVR Midstream due to its strong processing margins. However, processing margins narrowed in the fourth quarter of 2006 and have weakened thus far into 2007, which happens when natural gas prices rise and liquids prices either remain flat or decline as they have in recent weeks. PVR Midstream does engage in hedging activities which will partially mitigate the negative impact of continued processing margin compression.

“In June 2006, PVR Midstream completed an acquisition of 115 miles of pipeline and related assets which are contiguous to our largest gathering system and processing plant in the panhandle of Texas and Oklahoma, allowing our midstream business to increase operating efficiencies and to expand its footprint, supporting organic growth in that area by tying new natural gas production to our systems. We also expect to grow PVR Midstream through acquisitions of other midstream assets.”

Coal Segment Review

As of December 31, 2006, PVR owned or controlled approximately 765 million tons of proven and probable coal reserves located in Central Appalachia, Northern Appalachia, the San Juan Basin and the Illinois Basin. Coal production by PVR’s lessees increased nine percent to 32.8 million tons in 2006 from 30.2 million tons in 2005, primarily due to acquisitions, with 1.2 million tons of the increase attributable to Central Appalachia and 1.1 million tons of the increase attributable to the Illinois Basin.

Full-year 2006 operating income in PVR’s coal segment was a record $73.4 million, or 19 percent higher than the $61.7 million reported in 2005. Revenues increased to $113.0 million in 2006 from $95.8 million in 2005, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices. Coal royalty revenues increased to $98.2 million in 2006, a

19 percent increase from the $82.7 million in 2005, due to higher coal production by PVR’s lessees and an increase in average coal royalties due to higher coal prices. The average coal royalty increased by nine percent from $2.74 per ton in 2005 to $2.99 per ton in 2006, primarily as the result of a greater percentage of coal being produced under certain price-sensitive leases and stronger market conditions for coal resulting in higher prices. Coal services revenues increased by 13 percent to $5.9 million in 2006 from $5.2 million in 2005. Other revenues increased to $9.0 million in 2006 from $7.8 million in 2005 due to increased revenues for the management of certain coal properties which began in July 2005 and due to increases in forfeiture income, railcar rental income and wheelage fees, partially offset by a decrease in royalty income from oil and natural gas and $1.5 million received in a legal settlement in 2005.

Expenses increased from $34.0 million in 2005 to $39.5 million in 2006, primarily due to a $2.5 million increase in depreciation, depletion and amortization expense and smaller increases in operating and general and administrative expenses, as a result of acquisitions and increased lessee production.

Coal production by PVR’s lessees increased eight percent to 8.3 million tons in the fourth quarter of 2006 from 7.7 million tons in the prior year, primarily due to acquisitions, with 0.3 million tons of the increase attributable to Central Appalachia and 0.3 million tons of the increase attributable to Northern Appalachia.

Fourth quarter 2006 operating income in PVR’s coal segment was $18.3 million, or 11 percent higher than the $16.5 million reported for the prior year. Revenues increased to $29.9 million in the fourth quarter of 2006 from $26.3 million in the prior year, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices. Coal royalty revenues increased to $24.9 million in the fourth quarter of 2006, a 14 percent increase from the $21.8 million in the prior year due to higher coal production by PVR’s lessees and an increase in average coal royalties due to higher coal prices. In addition, the average coal royalty increased by six percent from $2.82 per ton in the fourth quarter of 2005 to $2.99 per ton in the fourth quarter of 2006, primarily as the result of a greater percentage of coal being produced under certain price-sensitive leases and stronger market conditions for coal resulting in higher prices.

Expenses increased from $9.8 million in the fourth quarter of 2005 to $11.6 million in 2006, primarily due to a $1.4 million increase in operating expense and a $0.9 million increase in depreciation, depletion and amortization expense, partially offset by a $0.5 million decrease in general and administrative expense.

Natural Gas Midstream Segment Review

Inlet volumes at PVR’s gas processing plants and gathering systems increased 44 percent to 56.0 billion cubic feet (Bcf), or approximately 163 million cubic feet (MMcf) per day, for the year ended December 31, 2006, from the 38.9 Bcf, or approximately 127 MMcf per day, for ten months in the prior year. The increase was primarily due to a full year of results in 2006 as compared the ten-month period in 2005, and to higher average daily inlet volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

Full-year 2006 operating income in PVR’s natural gas midstream segment was $29.4 million, or 80 percent higher than the $16.3 million for the ten month results reported in 2005. The gross midstream processing margin, represented by natural gas midstream revenues less cost of cash purchased, increased 52 percent to $68.1 million, or $1.22 per thousand cubic feet of natural gas (Mcf), in 2006 from $44.7 million, or $1.15 per Mcf, for the ten months ended December 31, 2005, mainly as a result of a full year of results in 2006 as compared to ten months of results in 2005, increased average daily inlet volumes and an improved spread between natural gas liquids (NGLs) and natural gas prices.

Expenses, other than cost of gas purchased, increased from $30.3 million in the ten months of 2005 to $40.9 million in 2006, primarily due to a full year of results in 2006 as compared to ten months of results in 2005 and increased inlet volumes.

Inlet volumes at PVR’s gas processing plants and gathering systems increased 39 percent to 16.6 Bcf, or approximately 180 MMcf per day, for the fourth quarter of 2006, from the 11.9 Bcf, or approximately 129 MMcf per day, in the prior year. The increase was primarily due to higher average daily inlet volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

Fourth quarter 2006 operating income in PVR’s natural gas midstream segment was $7.1 million, or 65 percent higher than the $4.3 million in the prior year. The gross midstream processing margin increased to $17.4 million, or $1.05 per Mcf, in the fourth quarter of 2006, from $13.7 million, or $1.15 per Mcf, in the prior year period, mainly as a result of increased inlet volumes, partially offset by declining gross midstream processing margins per Mcf. The gross midstream processing margin per Mcf declined by $0.10 per Mcf, or nine percent, in the fourth quarter of 2006 as compared to the prior year, primarily due to lower prices in the crude oil markets at the end of 2006.

Expenses, other than cost of gas purchased, increased from $9.9 million in the fourth quarter of 2005 to $10.8 million in 2006, primarily due to increased inlet volumes.

Capital Resources and Impact of Derivatives

As of December 31, 2006, PVR’s outstanding borrowings were $218.0 million, including $10.8 million of senior unsecured notes classified as current portion of long-term debt, a decrease from $255.0 million as of December 31, 2005. The decrease in outstanding borrowings was primarily due to $114.6 million of debt repayment using proceeds received from the sale of additional limited partner units to PVG following its initial public offering in December 2006, partially offset by borrowings during the year to fund acquisitions. Due to the higher weighted average of outstanding borrowings during 2006 as compared to 2005 and an increase in the underlying base interest rate, interest expense increased from $14.1 million in 2005 to $18.8 million in 2006 and from $3.9 million in the fourth quarter of 2005 to $5.1 million for the fourth quarter of 2006.

During the full-year and the fourth quarter of 2006, gains (losses) on derivatives changed from a loss of $14.0 million in 2005 to a loss of $11.3 million in 2006 and from a loss of $2.8 million in the fourth quarter of 2005 to a gain of $0.4 million in the fourth quarter of 2006. See the Guidance Table included in this release for detail of our derivative positions as of December 31, 2006.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, at which management will discuss fourth quarter 2006 results and the outlook for 2007 for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, February 15, 2007, at 1:00 p.m. EST. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until March 1 at 11:59 p.m. ET by dialing 1- 877-660-6853 and using replay passcodes: conference ID #228276, password #286. An on-demand replay of the conference call will be available at the Company’s website for 14 days beginning shortly after the call.

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. For more information about PVR, please visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Natural gas midstream	$97,375	$135,306	$402,715	$348,657
Coal royalties	24,875	21,804	98,163	82,725
Coal services	1,519	1,361	5,864	5,230
Other	4,001	3,674	11,149	9,736

Total revenues	127,770	162,145	517,891	446,348

Expenses
Cost of gas purchased	79,979	121,634	334,594	303,912
Operating	6,053	4,372	20,003	15,102
Taxes other than income	735	740	2,354	2,397
General and administrative	5,624	6,150	20,627	16,219
Depreciation, depletion and amortization	9,992	8,391	37,493	30,628

Total expenses	102,383	141,287	415,071	368,258

Operating Income	25,387	20,858	102,820	78,090
Interest expense	(5,062)	(3,922)	(18,821)	(14,054)
Interest income	287	299	1,189	1,149
Derivatives	416	(2,838)	(11,260)	(14,024)

Net income	$21,028	$14,397	$73,928	$51,161

Allocation of net income:
General partner’s interest in net income	$3,353	$667	$8,321	$2,122
Limited partners’ interest in net income	$17,675	$13,730	$65,607	$49,039

Basic and diluted net income per limited partner unit, common, Class B and subordinated	$0.41	$0.33	$1.56	$1.22

Weighted average units outstanding:
Common and Class B	40,571	32,720	35,639	29,464
Subordinated	2,550	8,924	6,375	10,838

Other data:
Coal segment:
Coal royalty tons (in thousands)	8,311	7,731	32,778	30,227
Average gross coal royalty ($ per ton)	$2.99	$2.82	$2.99	$2.74
Natural gas midstream segment:
Inlet volumes (MMcf)	16,560	11,912	55,991	38,875
Gross midstream processing margin (in thousands)	$17,396	$13,672	$68,121	$44,745

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Cash	$11,440	$23,193
Receivables	66,987	76,398
Derivative assets	449	10,235
Other current assets	2,587	2,724

Total current assets	81,463	112,550
Property and equipment, net	556,513	458,782
Equity investments	25,355	26,672
Goodwill and intangibles, net	40,763	45,769
Derivative assets	2,455	8,536
Other long-term assets	7,474	5,570

Total assets	$714,023	$657,879

Liabilities and Partners’ Capital
Current portion of long-term debt	$10,832	$8,108
Accounts payable and accrued liabilities	63,253	68,004
Derivative liabilities	6,996	20,700
Deferred income	6,999	5,073

Total current liabilities	88,080	101,885
Derivative liabilities	6,618	11,246
Other long-term liabilities	9,931	13,943
Long-term debt	207,214	246,846
Partners’ capital	402,180	283,959

Total liabilities and partners’ capital	$714,023	$657,879

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating Activities
Net income	$21,028	$14,397	$73,928	$51,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,992	8,391	37,493	30,628
Commodity derivative contracts:
Total derivative losses (gains)	262	1,422	13,213	13,036
Cash settlements of derivatives	(4,031)	(1,449)	(19,436)	(4,752)
Noncash interest expense	196	216	769	1,735
Equity earnings, net of distributions	(286)	(277)	1,317	1,269
Changes in operating assets and liabilities	4,759	(679)	60	635

Net cash provided by operating activities	31,920	22,021	107,344	93,712

Investing Activities
Acquisitions, net of cash acquired	(9,673)	(769)	(91,259)	(290,938)
Additions to property and equipment	(11,560)	(3,120)	(38,453)	(12,735)
Other	3	—	36	52

Net cash used in investing activities	(21,230)	(3,889)	(129,676)	(303,621)

Financing Activities
Payments for debt issuance costs	(375)	—	(375)	(2,385)
Proceeds from borrowings, net	(108,600)	(3,000)	(37,100)	137,200
Proceeds from issuance of partners’ capital	115,008	(19)	115,008	129,239
Distributions to partners	(18,994)	(14,137)	(66,954)	(51,949)

Net cash provided by (used in) financing activities	(12,961)	(17,156)	10,579	212,105

Net increase (decrease) in cash and cash equivalents	(2,271)	976	(11,753)	2,196
Cash and cash equivalents-beginning balance	13,711	22,217	23,193	20,997

Cash and cash equivalents-ending balance	$11,440	$23,193	$11,440	$23,193

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Three months ended December 31, 2006

Revenues
Natural gas midstream	$—	$97,375	$97,375
Coal royalties	24,875	—	24,875
Coal services	1,519	—	1,519
Other	3,472	529	4,001

Total revenues	29,866	97,904	127,770

Expenses
Cost of gas purchased	—	79,979	79,979
Operating	3,039	3,014	6,053
Taxes other than income	369	366	735
General and administrative	2,808	2,816	5,624
Depreciation, depletion and amortization	5,349	4,643	9,992

Total expenses	11,565	90,818	102,383

Operating income	$18,301	$7,086	$25,387

Production
Coal royalty tons (thousands of tons)	8,311
Inlet volumes (Mmcf)		16,560

Additions to property and equipment and acquisitions, net of cash acquired (1)	$11,795	$9,438	$21,233

	Coal	Natural Gas Midstream	Consolidated
Three months ended December 31, 2005

Revenues
Natural gas midstream	$—	$135,306	$135,306
Coal royalties	21,804	—	21,804
Coal services	1,361	—	1,361
Other	3,162	512	3,674

Total revenues	26,327	135,818	162,145

Expenses
Cost of gas purchased	—	121,634	121,634
Operating	1,651	2,721	4,372
Taxes other than income	402	338	740
General and administrative	3,275	2,875	6,150
Depreciation, depletion and amortization	4,450	3,941	8,391

Total expenses	9,778	131,509	141,287

Operating income	$16,549	$4,309	$20,858

Production
Coal royalty tons (millions of tons)	7,731
Inlet volumes (Bcf)		11,912

Additions to property and equipment and acquisitions, net of cash acquired	$888	$3,001	$3,889

(1)	Coal segment excludes noncash capital expenditures of $0.3 million and acquisitions of assets other than property or equipment of $1.2 million.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Year ended December 31, 2006

Revenues
Natural gas midstream	$—	$402,715	$402,715
Coal royalties	98,163	—	98,163
Coal services	5,864	—	5,864
Other	8,954	2,195	11,149

Total revenues	112,981	404,910	517,891

Expenses
Cost of gas purchased	—	334,594	334,594
Operating	8,600	11,403	20,003
Taxes other than income	934	1,420	2,354
General and administrative	9,604	11,023	20,627
Depreciation, depletion and amortization	20,399	17,094	37,493

Total expenses	39,537	375,534	415,071

Operating Income	$73,444	$29,376	$102,820

Production
Coal royalty tons (thousands of tons)	32,778
Inlet volumes (Mmcf)		55,991

Additions to property and equipment and acquisitions, net of cash acquired (1)	$92,697	$37,015	$129,712

	Coal	Natural Gas Midstream (3)	Consolidated
Year ended December 31, 2005

Revenues
Natural gas midstream	$—	$348,657	$348,657
Coal royalties	82,725	—	82,725
Coal services	5,230	—	5,230
Other	7,800	1,936	9,736

Total revenues	95,755	350,593	446,348

Expenses
Cost of gas purchased	—	303,912	303,912
Operating	5,755	9,347	15,102
Taxes other than income	1,129	1,268	2,397
General and administrative	9,237	6,982	16,219
Depreciation, depletion and amortization	17,890	12,738	30,628

Total expenses	34,011	334,247	368,258

Operating Income	$61,744	$16,346	$78,090

Production
Coal royalty tons (millions of tons)	30,227
Inlet volumes (Bcf)		38,875

Additions to property and equipment and acquisitions, net of cash acquired (2)	$96,862	$206,811	$303,673

(1)	Coal segment excludes noncash capital expenditures of $0.3 million and includes acquisitions of assets other than property or equipment of $1.2 million.

(2)	Coal segment excludes noncash expenditures of $14.4 million.
(3)	Natural Gas Midstream segment was acquired in March 2005.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Reconciliation of GAAP “Operating income” to Non-GAAP “Adjusted EBITDA” and “Distributable cash flow”
Operating income	$25,387	$20,858	$102,820	$78,090
Depreciation, depletion and amortization	9,992	8,391	37,493	30,628
Derivative losses included in operations	678	(1,416)	1,953	(988)
Cash paid for derivative settlements	(4,031)	(1,449)	(19,436)	(4,752)

Adjusted EBITDA (see Note 1)	32,026	26,384	122,830	102,978
Interest expense, net	(4,775)	(3,623)	(17,632)	(12,905)
Noncash cost of gas purchased	—	—	4,551	—
Maintenance capital expenditures	(2,128)	(615)	(9,514)	(4,615)

Distributable cash flow (see Note 2)	$25,123	$22,146	$100,235	$85,458

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$11,560	$3,120	$38,453	$12,735
Acquisitions, net of cash acquired	9,673	769	91,259	290,938
Acquisition of non-PPE assets and liabilities	(1,220)	—	(1,220)	—
Change in accrued capital expenditures	2,178	1,239	2,053	1,239
Other noncash adjustments	(420)	—	(420)
Less: Capitalized interest	(335)	—	(335)	—

Capital expenditures (see Note 3)	$21,436	$5,128	$129,790	$304,912

Reconciliation of GAAP “Net income per limited partner unit” reflecting the impact of EITF 03-06 to Non-GAAP “Adjusted net income per limited partner unit”
Net income per limited partner unit, basic and diluted	$0.41	$0.33	$1.56	$1.22
Impact of theoretical distribution of earnings pursuant to EITF 03-06	0.02	—	0.07	—

Adjusted net income per limited partner unit, basic and diluted (see Note 4)	$0.43	$0.33	$1.63	$1.22

Note 1 - Adjusted EBITDA represents operating income plus depreciation, depletion and amortization expense, derivative losses (gains) included in operations and cash paid for derivative settlements. PVR believes Adjusted EBITDA provides additional useful information regarding PVR's ability to meet its debt service, capital expenditure and working capital requirements. Adjusted EBITDA is a measure of the business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of the business. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP). Accordingly, it should not be considered as a substitute for net income, operating income or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents Adjusted EBITDA less interest expense and maintenance capital expenditures, plus noncash cost of gas purchased. Maintenance capital expenditures are capital expenditures which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. PVR believes capital expenditures provide useful information regarding PVR's capital program as a supplement to cash additions to property and equipment.

Note 4 - Net income per limited partner unit, as required by EITF 03-06, is theoretical and pro forma in nature and does not reflect economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. PVR's Partnership Agreement does not provide for the distribution of net income. Instead, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate PVR in a prudent manner. Accordingly, the distributions PVR has paid historically and will pay in future periods are not impacted by net income per limited partner unit as required by EITF 03-06.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, PVR intends to continue to present "adjusted net income per limited partner unit," as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. "Adjusted net income per limited partner unit," as presented in the table above, is defined as net income after deducting the amount allocated to the general partners' interests, including the general partner's incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in PVR's Partnership Agreement, PVR's net income is first allocated to the general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partner based on their respective percentage ownership in PVR. Adjusted net income per limited partner unit is used as a supplemental financial measure by PVR and by external users of PVR's financial statements such as investors, commercial banks, research analysts and others. PVR's method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other publicly traded partnerships and may be computed differently by us in different contexts.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2006.

	Fourth Quarter 2006	Full Year 2006	2007 Guidance
Coal Segment:
Coal royalty tons (millions)	8.3	32.8	31.0	—	33.0

Revenues:
Average coal royalty per ton	$2.99	2.99	2.85	—	2.95
Other	$5.0	14.8	13.0	—	15.0

Expenses:
Direct expenses	$6.2	19.1	18.0	—	20.0
Depreciation, depletion and amortization	$5.3	20.4	19.5	—	21.0

Capital Expenditures:
Expansion and acquisitions	$9.8	90.3	3.5	—	4.5
Maintenance capital expenditures	$—	0.1	0.1	—	0.2
Total Coal Capital Expenditures	$9.8	90.4	3.6	—	4.7

Natural Gas Midstream Segment:
Inlet volumes (MMcf per day) - (a)	180	153	180	—	190

Expenses:
Direct expenses	$6.2	23.8	27.0	—	30.0
Depreciation, depletion and amortization	$4.6	17.1	17.5	—	18.5

Capital Expenditures:
Expansion and acquisitions	$9.5	30.0	36.0	—	39.0
Maintenance capital expenditures	$2.1	9.4	11.0	—	13.0
Total Midstream Capital Expenditures	$11.6	39.4	47.0	—	52.0

Other:
Interest expense:
Average long-term debt outstanding	$301.0	289.9	220.0	—	230.0
Interest rate	6.8%	6.4%	6.8%	—	7.2%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

See Note on following page.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Note to Guidance Table:

(a) The natural gas midstream segment’s derivative positions as of December 31, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Natural Gas Swaps (cost of gas purchased)	(in MMbtu	)	(per MMbtu	)
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

Management estimates that reflective of the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $8.1 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, management also estimates that reflective of the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $10.0 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels.